EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Forms S-8 No. 333-87060, 333-36070, 333-26379, 33-77968, and 33-40414 of our reports dated December 9, 2005, with respect to the consolidated financial statements of Woodhead Industries, Inc., Woodhead Industries, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Woodhead Industries, Inc., included in the Annual Report (Form 10-K) for the year ended October 1, 2005.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP

Chicago, Illinois

December 9, 2005